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Ford U.S. March Retail Sales Best in Nine Years, Driven by Strong F-Series, Van, Explorer, Mustang Performance

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F-Series, America’s best-selling truck, posts retail sales increase of 10 percent for March – propelled by all-new F-150; Transit, Transit Connect and E-Series drive a 42 percent increase in Ford van sales versus year-ago levels

•	Explorer posts a 17 percent gain for March – best March sales performance in 10 years; Mustang sales increase 36 percent, for best performance in eight years

•	Lincoln retail sales up 7 percent for March versus year ago

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Ford Motor Company U.S. sales of 235,929 total vehicles for March represent a 3 percent decline compared to a year ago; retail sales up 1 percent, marking best performance since 2006. Fleet sales were off 13 percent based on fleet order timing

DEARBORN, Mich., April 1, 2015 – Ford Motor Company posted its best U.S. retail sales in nine years, driven by strong demand for its new products, including F-Series, Mustang and Transit.

Ford continues prioritizing retail sales to meet strong consumer demand, resulting in lower fleet and overall sales for the month. Ford’s March retail sales were up 1 percent, fleet sales were down 13 percent, and overall sales were 235,929 vehicles, down 3 percent.

Retail demand for F-Series was strong, with March retail sales up 10 percent. Kansas City Assembly is back up and building all-new regular cab and extended-box F-150 trucks to fill our upcoming commercial orders and further build on F-150 momentum this year.

“Our retail performance was driven by gains across our utility van and truck lineups with strong consumer acceptance of the all-new F-150.” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “We are especially pleased to post our best retail March sales performance in nine years, despite tight supply across our F-Series lineup.”

Transit, along with Transit Connect and E-Series provided a 42 percent increase in total Ford van sales with 20,821 vehicles sold in March. This is Ford’s best March commercial van sales performance since 1994, and its best first-quarter sales performance since 1995.

Explorer sales were up 17 percent, with sales of 20,765 vehicles in March. This marks the best March sales results for America’s top-selling midsize SUV since 2005.

Mustang sales of 12,663 cars increased 36 percent – representing the pony car’s best March performance since 2007 and further solidifying it as America’s best-selling sports car since launch of the all-new model last fall.

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Lincoln retail sales rose 7 percent versus a year ago, as Lincoln MKC continues to build momentum for the luxury brand with sales topping 2,000 vehicles in March. Navigator also contributed to the gains, posting a 47 percent increase compared to a year ago

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 187,000 employees and 62 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.